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                                                                     EXHIBIT 12

                    VINTAGE PETROLEUM, INC. & SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

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
                                                HISTORICAL
                         ---------------------------------------------------------
                         NINE MONTHS ENDED
                           SEPTEMBER 30,          YEARS ENDED DECEMBER 31,
                         ----------------- ---------------------------------------
                           1996     1995    1995    1994    1993    1992    1991
                         -------- -------- ------- ------- ------- ------- -------
INCOME BEFORE INCOME
 TAXES..................  $37,200 $ 11,495 $15,640 $22,438 $28,478 $13,744 $10,948
ADD FIXED CHARGES:
 INTEREST EXPENSE.......   21,787   13,379  20,178  12,002   6,943   4,497   4,244
 AMORTIZATION OF DEBT
  EXPENSE...............      680      110     226     149     149      94      74
                         -------- -------- ------- ------- ------- ------- -------
TOTAL FIXED CHARGES.....   22,467   13,489  20,404  12,151   7,092   4,591   4,318
                         -------- -------- ------- ------- ------- ------- -------
ADJUSTED EARNINGS.......  $59,667  $24,984 $36,044 $34,589 $35,570 $18,335 $15,266
                         ======== ======== ======= ======= ======= ======= =======
FIXED CHARGE COVERAGE...    2.66x    1.85x   1.77x   2.85x   5.02x   3.99x   3.54x
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